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                                                                  EXHIBIT 10.24


                          CONSULTING SERVICES AGREEMENT


This Agreement ("Agreement") is effective as of June 5, 2000 by and between Andersen Consulting LLP, an Illinois general partnership registered as a limited liability partnership with an office at 161 North Clark St., Chicago, Illinois ("Andersen Consulting") and Del Monte Corporation, a New York corporation with an office at One Market, San Francisco, California 94105 ("Client").

WHEREAS, Client desires to obtain certain services from Andersen Consulting from time to time;

WHEREAS, Andersen Consulting desires to provide such services to Client on the terms let forth below; and

WHEREAS, Andersen Consulting and Client are simultaneously with this Agreement entering into an Arrangement Letter, dated as of June 14, 2000, ("June 14 Arrangement Letter") further defining the relationship between them relating to Client's business capabilities improvement project, a copy of which is attached as an Appendix to this Agreement.

FOR AND IN CONSIDERATION OF the premises and mutual agreements herein, Andersen Consulting and Client agree as follows:

1. SERVICES.

1.1 Andersen Consulting shall perform for Client the consulting services (the "Services") specified in one or more Appendices to this Agreement signed by both parties, each of which will be attached hereto and made a part hereof. In the event of a conflict between any term of this Agreement and an Appendix, the terms of the Appendix shall prevail.

1.2 Unless otherwise specified in an Appendix, changes to the scope of the Services shall be made only in a writing executed by authorized representatives of both parties. Andersen Consulting shall have no obligation to commence work in connection with any change until the fee and/or schedule impact of the change is agreed upon by the parties in writing.

1.3 If any Appendix requires the provision of third party products, including hardware and software, Andersen Consulting's affiliated entity, Proquire LLC, may, at Client's request and approval, provide such products subject to mutually agreeable terms and conditions to be set forth on an attachment to the applicable Appendix. Andersen Consulting, as agent for Proquire, may invoice, collect, and receive from Client all sums that are or become due to Proquire, including taxes and shipping charges, as applicable.

1.4 Subject to Section 3 of this Agreement, Andersen Consulting will use commercially reasonable efforts to perform the Services according to our estimates and time schedules.


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2. PAYMENT FOR SERVICES AND EXPENSES.

2.1 Client shall pay Andersen Consulting for the Services on the terms defined in the applicable Appendix.

2.2 Client shall pay the amounts payable to Andersen Consulting hereunder subject to the payment timeframe as outlined in the applicable Appendix. If not specifically defined in an Appendix, the following payment terms will apply:
Andersen Consulting will invoice Client for professional fees to be performed in a given month in advance of that month. Any required adjustments to actual will be made in subsequent invoice(s). Expenses will be invoiced per actual expenses incurred. Payment terms will follow Client's standard terms of Net 45 days. Should any invoice remain unpaid for more than sixty days, interest shall be paid at a rate of 1.5 percent per month or the highest rate allowed by law. In the event of any good faith dispute with regard to a portion of an invoice, the undisputed portion shall be paid as provided herein. Upon resolution of the disputed portion, any amounts owed to Andersen Consulting shall be paid within thirty (30) days of the resolution of the dispute.

2.3 Unless provided otherwise in an Appendix, Andersen Consulting shall be reimbursed by Client for all reasonable expenses incurred by Andersen Consulting in the performance of the Services, including, but not necessarily limited to, travel and lodging expenses, communications charges and supplies, provided, however, that total charges for other than travel (including airfare, taxi or other transportation, parking, per-diems and mileage reimbursements) and lodging expenses costing greater than $1000 per month shall not be reimbursed unless Client approved such charges in writing before they were incurred. In addition, Client shall approve in writing, in advance, the travel and lodging expense estimated for the Project. Andersen Consulting shall use commercially reasonable efforts to manage to the approved estimate and shall advise Client promptly of potential material deviations, and the parties will mutually determine the appropriate action to be taken regarding any material deviations.

2.4 Client shall pay for all taxes, including any interest and penalties from any related deficiency, in connection with this Agreement including any sales, use, excise, value-added, services, consumption and other taxes and duties (except taxes based on or measured by Andersen Consulting's net income or associated with Andersen Consulting's employment of personnel, including payroll and FICA taxes and Social Security and Medicare assessments) assessed on the provision of Services by Andersen Consulting to Client or on Andersen Consulting's charges to Client under this Agreement.

3. CLIENT RESPONSIBILITIES.

3.1 In connection with Andersen Consulting's provision of the Services, Client and its other third-party contractors shall provide the professional resources identified, perform those tasks and fulfill those responsibilities specified in the applicable Appendix ("Client Responsibilities"). In addition, the June 14, 2000 Arrangement Letter contains, and subsequent Appendices may also contain, certain business and other estimating assumptions related to the Services. Client



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understands that Andersen Consulting's performance is partially dependent on
Client's timely and effective delivery of Client Responsibilities hereunder and timely decisions and approvals by Client. Client recognizes that timely approval of deliverables is fundamental towards meeting any applicable project timeframes, budgets and milestones and shall not unreasonably withhold acceptance of a deliverable. Except to the extent an Appendix contains specific acceptance provisions, all work product provided to the Client for approval shall be deemed accepted if within thirty (30) days after delivery, Client has not provided to Andersen Consulting written notice identifying specifically any basis for not approving the work product. Following receipt of notification of non-acceptance by Client, Andersen Consulting shall correct promptly the work product identified by Client in such notice of nonacceptance and shall resubmit the work product for acceptance by the Client. Failure by the Client to provide written notice of non-acceptance within ten (10) days after delivery shall constitute acceptance by the Client. Andersen Consulting shall be entitled to rely on all decisions and approvals of the Client in connection with the Services. Changes in decisions and approvals are subject to Section 1.2.

3.2 In addition to any particular items specified in the Appendix, Client shall supply on-site Andersen Consulting personnel with suitable office space, desks, storage, furniture, and other normal office equipment support, adequate computer resources (including necessary third party rights to use software), telephone and facsimile service, postage, copying, secretarial support, word processing, and general office supplies which may be necessary in connection with Andersen Consulting's performance of the Services.

3.3 Neither party shall use the name of the other party outside the other's organization in connection with its use of the Deliverables or otherwise without the other party's express written consent, which may be withheld in the sole discretion of each party.

3.4 Each party shall retain responsibility for its compliance with all applicable federal, state and local laws and regulations.

4. WORK PRODUCT.

4.1 Upon final payment, Client shall have a perpetual, irrevocable, nontransferable, non-exclusive, worldwide paid-up right and license to use, copy, reproduce, distribute (subject to section 4.3), modify and prepare derivative works of the deliverables originally developed in the course of the Services, whether developed individually by Andersen Consulting or jointly with Client ("Deliverables"). Client's rights in the Deliverables shall be for any of Client's internal business related purposes and, to the extent any Deliverable contains Andersen Consulting Confidential Information, shall be subject to
Section 6 below. All other intellectual property rights in the Deliverables remain in and/or are assigned to Andersen Consulting, excluding, however, (i) any third party intellectual property rights (including, but not limited to, products, materials and methodologies) in the Deliverables which are proprietary to third party vendors and which Client lacks the requisite power to grant, convey or assign ownership (including, but not limited to, intellectual property rights in the Deliverables owned by i2 Technologies, Inc., J.D. Edwards or Electronic Data Systems ("EDS")) and (ii) any pre-existing works of authorship and inventions of Client, and any enhancements or modifications to such developed in the course of the performance of this Agreement ("Client Proprietary Items"). Andersen Consulting hereby


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expressly grants, assigns and conveys to Client all of Andersen Consulting's right, title and interest, if any, in the Client Proprietary Items. The parties will cooperate with each other and execute such other documents as may be reasonably deemed necessary to achieve the objectives of this Section.

4.2 In no event shall Andersen Consulting be precluded from developing for itself, or for others, materials which are competitive with the Deliverables, irrespective of their similarity to the Deliverables. In addition, each party shall be free to use its general knowledge, skills and experience, and any ideas, concepts, know-how, and techniques that are used or developed in the course of providing the Services.

4.3 Andersen Consulting agrees that Client may allow its customers, vendors, agents, outsourcing providers or other entities in a similar relationship to Client to access the Deliverables, subject to the provisions of Section 4.1,
Section 5 and Section 6 herein.

5. PROPRIETARY ITEMS.

In the course of performance hereunder, Andersen Consulting may use products, materials, tools and methodologies that are proprietary to Andersen Consulting or to third parties (collectively "Proprietary Items"). As between Client and Andersen Consulting, Proprietary Items will be deemed Confidential Information of Andersen Consulting for purposes of Section 6. Included among the Proprietary Items of Andersen Consulting are tools that Andersen Consulting identifies as Solution Construction Aids ("SCAs"), which Andersen Consulting makes available to clients under separate licensing terms. Client shall have or obtain no rights in such Proprietary Items (or in any modifications or enhancements to them) other than (i) to use them as authorized by Andersen Consulting in writing from time to time solely for purposes of performing Client Responsibilities, (ii) to the extent the Proprietary Items are incorporated into a Deliverable, to use them as part of the Deliverable for purposes of Client's internal business only, or (iii) pursuant to Andersen Consulting's standard license for such Proprietary Items or, in the case of Proprietary Items owned by third parties, pursuant to terms acceptable to the applicable third party. If Proprietary Items are made available to Client under (i) or (ii) above, they will be made available in an "AS IS" condition without express or implied warranties of any kind; those Proprietary Items made available under (iii) above shall be subject only to applicable terms of the applicable license.

6. CONFIDENTIAL INFORMATION.

During the course of Andersen Consulting performing Services for Client, each party shall protect confidential information of the parties in accordance with the provisions of the Confidentiality Agreement, dated as of September 27, 1999, between Andersen Consulting and Client.

7. WARRANTY.

7.1 Andersen Consulting warrants that its Services will be performed in a good and workmanlike manner, by qualified personnel, in accordance with the specifications set forth in



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an applicable Appendix to this Agreement. Andersen Consulting agrees to reperform, at no additional cost to client, any work not in compliance with this warranty brought to its attention within a reasonable time (or such specific period, if any, provided in the Appendix) after that work is performed.

7.2 Andersen Consulting warrants that it will use its commercially reasonable efforts to complete the Services so as to meet the time frames and milestone dates, within the budget contained in the Appendix to this Agreement, subject to conditions within Andersen Consulting's reasonable control.

7.3 THE PRECEDING IS ANDERSEN CONSULTING'S ONLY WARRANTY CONCERNING THE SERVICES, ANY DELIVERABLES AND ANY WORK PRODUCT, AND IS MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR OTHERWISE.

8. INDEMNIFICATION.

8.1 Each party shall indemnify, defend and hold harmless the other, its employees, principals (partners, shareholders or holders of an ownership interest, as the case may be) and agents, from and against any third party claims, demands, loss, damage or expense (including reasonable attorneys' fees) relating to bodily injury or death of any person or damage to real and/or tangible personal property directly caused by the negligent acts, omissions or willful misconduct of the indemnifying party, its personnel or agents in connection with the performance of the Services hereunder.

8.2 Subject to the notification provisions contained in Section 8.4 below, Andersen Consulting will indemnify, defend and hold harmless the Client, its employees, and principals (partners, shareholders or holders of an ownership interest, as the case may be) from and against any third party claim, demand, loss, damage or expense (including reasonable attorneys' fees) relating to any claim that any Deliverable or the services provided or performed by Andersen Consulting infringe any United States patent existing at the time of the applicable Deliverable, copyright, trademark or trade name or other intellectual property right of the third party. Andersen Consulting will not indemnify Client, its employees, and principals, however, if the claim of infringement is caused by (1) Client's misuse or modification of the Deliverable (not including those uses or modifications of the Deliverable authorized, approved or participated in by Andersen Consulting); (2) Client's failure to use corrections or enhancements made available to Client by Andersen Consulting; (3) Client's use of the Deliverable in combination with any product or information not owned, developed or authorized by Andersen Consulting; (4) Client's distribution, marketing or use for the benefit of third parties of the Deliverable; (5) Client's use of the Deliverable in a manner not permitted hereunder; (6) information, direction, specification or materials provided by Client; or (7) information provided by any third party where Andersen Consulting had no knowledge that such information provided by the third party potentially infringed any copyright or trade secret of a third party. If any Deliverable is, or in Andersen Consulting's opinion is likely to be, held to be infringing, Andersen Consulting shall at its expense and option either (a) procure the right for Client to continue using it, (b) replace it with a



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noninfringing equivalent, (c) modify it to make it noninfringing while yielding equivalent performance results or (d) direct the return of the Deliverable and refund to Client the fees paid for such Deliverable less a reasonable amount for Client's use of the Deliverable up to the time of return. The foregoing remedies constitute Client's sole and exclusive remedies and Andersen Consulting's entire liability with respect to infringement.

8.3 To receive the foregoing indemnities, the party seeking indemnification (the "Indemnified Party") must promptly notify the other in writing of a claim or suit once such claim or suit becomes known to the Indemnified Party and provide reasonable cooperation (at the indemnifying party's expense) and full authority to defend or settle the claim or suit. Notwithstanding the preceding sentence, the failure by either party to promptly deliver notice of any claim or notice shall not be deemed a waiver of the Indemnified Party's right to indemnification hereunder. The indemnifying party shall have no obligation to indemnify the Indemnified Party under any settlement made without the indemnifying party's written consent.

8.4 Each party will determine the types and amounts of insurance coverage it requires in connection with this Agreement. Neither party is required to obtain insurance for the benefit of the other party. Each party shall pay all costs and receive all benefits under policies arranged by it. Each party waives rights of subrogation it may otherwise have regarding the other party's insurance policies, including but not limited to property insurance, business interruption insurance, and other first-party insurance.

9. EMPLOYEES.

9.1 Except as otherwise set forth in an Appendix, Andersen Consulting reserves the right to determine which of its personnel shall be assigned to perform Services, and to replace or reassign such personnel during the term hereof; provided, however, that it will, subject to scheduling and staffing considerations, attempt to honor Client's request for specific individuals. If Client reasonably objects to any Andersen Consulting personnel, Client and Andersen Consulting agree to discuss appropriate action to be taken. Andersen Consulting has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed all work to be performed by personnel of Andersen Consulting, except as otherwise provided in this Agreement or an applicable Appendix, and under no circumstances are such personnel to be considered employees or agents of Client. Andersen Consulting shall pay all wages, salaries and other amounts due its personnel relative to this Agreement and shall be responsible for all obligations respecting them relating to income tax withholdings, unemployment insurance premiums and pension plan contributions.

9.2 Client may request at any time the removal of any Andersen Consulting personnel assigned to a project covered by this Agreement if Client
(i) reasonably believes that such personnel is not qualified to perform services required by this Agreement or does not meet appropriate professional standards and (ii) previously provided Andersen Consulting with written notice of the problem and a reasonable opportunity to remedy the situation, considering the gravity and nature of the problem. Andersen Consulting will utilize commercially reasonable efforts to accommodate the Client request. Replacement personnel, if any, must have sufficient qualifications.



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9.3 Andersen Consulting will comply with all reasonable workplace standards and policies provided to Andersen Consulting in advance, in writing by Client, applicable to Client's employees, while Andersen Consulting personnel are physically located at Client's premises.

9.4 Except as the other party expressly authorizes in writing in advance, neither party shall solicit for employment, directly or indirectly, any of the other party's Personnel during their participation in the Services or during the twelve (12) months thereafter. For purposes of this Section 9.4, "Personnel" includes partners or employees of each party who are involved in the performance of either party's obligations under this Agreement. However, either party shall have the night to hire any partner or employee employed by the other party who, without other solicitation, responds to any employment advertising in newspapers, trade publications or other public commercial media or any unsolicited walk-in candidates not related to the Project.

9.5 Neither party shall be deemed a joint employer of the other's employees, each party being responsible for any and all claims by its employees, subject to
Section 8.1. Neither party's employees shall be deemed "leased" employees of the other for any purpose.

10. INDEPENDENT CONTRACTOR.

In connection with this Agreement, each party is an independent contractor and as such will not have any authority to bind or cost the other. Nothing herein shall be deemed or construed to create a joint venture, partnership, fiduciary or agency relationship between the parties for any purpose.

11. LIMITATION OF LIABILITY.

11.1 Except for the indemnity obligations set forth in Section 8 above, the limit of each party's liability hereunder (whether in contract, tort, negligence, strict liability in tort or by statute or otherwise) to the other concerning performance or non-performance, or in any manner related to this Agreement, for any and all claims, shall not in the aggregate exceed: (i) with respect to Andersen Consulting's limitation of liability, the total fees and expenses payable to Andersen Consulting by Client; and (ii) with respect to Client's limitation of liability, the total fees and expenses payable to Andersen Consulting by Client hereunder with respect to the work involved under the applicable Appendix. Client's exclusive remedy for any claim arising out of these arrangements shall be for Andersen Consulting, upon receipt of written notice pursuant to Section 12.2, to use commercially reasonable efforts to cure the breach at its expense, and failing that, the return of fees paid to Andersen Consulting for the work related to the breach.

11.2 In no event shall either party be liable to the other for consequential, incidental or punitive loss, damage or expenses (including but not limited to business interruption, lost profits, or lost savings) even if it has been advised of their possible existence. Any action by either party must be brought within two (2) years after the cause of action arose.

11.3 The allocations of liability in this Section 11 represent the agreed and bargained-for understanding of the parties and Andersen Consulting's compensation for the Services reflects such allocations. The parties agree further that they will look only to the assets of the other party in connection with any liabilities hereunder and in no event shall they have any claim against any



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shareholder, partner or holder of an ownership interest in the other party in connection with this Agreement.

12. TERMINATION.

12.1 Client may at any time and without cause terminate this Agreement by giving thirty (30) days' written notice of termination to Andersen Consulting. Termination of this Agreement shall not affect any Appendices then in effect. Except as otherwise set forth in an Appendix, Client may at any time and without cause terminate an Appendix by giving Andersen Consulting thirty (30) days' written notice of termination. Except as otherwise set forth in an Appendix, Andersen Consulting shall have the right to terminate an Appendix by giving Client thirty (30) days' prior written notice only if: (i) Client has completely suspended (for any reason other than Andersen Consulting's default) Andersen Consulting's performance of the Services under such Appendix and such suspension has lasted for ninety (90) days or more; (ii) Client merges with a third party (where Client is the surviving entity) or acquires all or substantially all of the business assets of a third party and Andersen Consulting can reasonably demonstrate that there is a substantial likelihood that such surviving entity or acquired entity, as a result of such merger or acquisition, will directly compete with Andersen Consulting with respect to the type of work which is being provided by Andersen Consulting under this Agreement. Termination of an Appendix shall have no impact upon this Agreement or any other Appendix. Upon such termination, Client shall pay Andersen Consulting for all Services rendered and expenses incurred by Andersen Consulting in accordance with the terms and conditions of this Agreement and the applicable Appendix prior to the date of termination. In the event of any termination by Client without cause pursuant to this Section 12.1, Client shall also pay Andersen Consulting for Andersen Consulting's actual out-of-pocket demobilization costs resulting from such early termination.

12.2 Either party may, upon giving thirty (30) days' written notice identifying specifically the basis for such notice, terminate the applicable Appendix (and not any other Appendix) for breach of a material term or condition of the applicable Appendix unless the party receiving the notice cures such breach within the thirty (30) day period. Upon such termination, Client shall pay Andersen Consulting for all Services rendered and expenses incurred by Andersen Consulting in accordance with the terms and conditions of this Agreement and the applicable Appendix prior to the date of termination. In addition, if Andersen Consulting terminates an Appendix under this Section 12.2 for Client's breach, Client shall also pay Andersen Consulting's actual out of pocket demobilization costs resulting from such early termination.

12.3 The parties agree that, in the event of a dispute or alleged breach subject to Section 12.2, they will work together in good faith first, to resolve the matter internally by escalating it to higher levels of management and, then if necessary, to use a mutually agreed alternative dispute resolution technique prior to resorting to litigation. This provision shall not apply to disputes involving confidentiality or infringement of intellectual property rights (in which case either party shall be free to seek available remedies in any forum).

12.4 The terms of Sections 2, 3.3, 4, 5, 6, 7, 8, 10, 11, 12.3 and 17 shall survive termination of this Agreement or completion of any Appendix.



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13. SEVERABILITY.

    If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, the same shall not affect the other terms or provisions hereof or the whole of this Agreement, but such term or provision shall be deemed modified to the extent necessary in the court's opinion to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties herein set forth.

14. NOTICES.

    Any notice or other communication given pursuant to this Agreement shall be in writing and shall be effective either when delivered personally to the party for whom intended, or five (5) days following deposit of the same into the United States mail (certified mail, return receipt requested, or first class postage prepaid), facsimile (with confirmation of delivery) or overnight delivery services (with confirmation of delivery), addressed to such party at the address set forth on the initial page of this Agreement. Either party may designate a different address by notice to the other given in accordance herewith.

15. FORCE MAJEURE.

    Neither party shall be liable for any delays or failures in performance (other than payment obligations hereunder) due to circumstances beyond its reasonable control.

16. COMPLETE AGREEMENT; MISCELLANEOUS.

16.1 This Agreement sets forth the entire understanding between the parties hereto and supersedes all prior agreements, arrangements and communications, whether oral or written, with respect to the subject matter hereof. Any purchase order issued by the Client shall be for its administrative purposes only and none of its terms and conditions shall be of any force or effect against Andersen Consulting. Each Appendix, except as its terms otherwise expressly provide, shall be a complete statement of its subject matter and shall supplement and modify the terms and conditions of this Agreement for the purposes of that engagement only. No other agreements, representations, warranties or other matters, whether oral or written, shall be deemed to bind the parties hereto with respect to the subject matter hereof. The parties acknowledge that they are entering into this Agreement solely on the basis of the agreements and representations contained herein, and for their own purposes and not for the benefit of any third party.

16.2 Neither this Agreement nor any Appendix may be modified or amended except by the mutual written agreement of the parties. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against which it is sought to be enforced.

16.3 The delay or failure by either party to exercise or enforce any of its rights under this Agreement shall not constitute or be deemed a waiver of that party's right thereafter to enforce those rights, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.



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17. GOVERNING LAW.

    This Agreement shall be governed by and construed in accordance with the laws of the Southern District of the State of New York, without giving effect to conflict of law rules

18. ASSIGNMENT.

Except as provided in this subsection, this Agreement may not be assigned by either party and any attempted assignment shall be void. However, either party's rights hereunder may be transferred to a successor of all or substantially all of the business and assets of the party regardless of how the transaction or series of related transactions is structured and either party may, upon written notice to the other party, assign this Agreement to any affiliate. Any obligations of payment created pursuant to the terms of this Agreement or an Appendix will survive such assignment, and shall transfer to an affiliate or successor that is assigned this Agreement under this Section.

19. COUNTERPARTS.

This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ANDERSEN CONSULTING LLP                      DEL MONTE CORPORATION ("CLIENT")


By /s/  JEFFREY S. HARTIGAN                  By /s/ ROBERT O. RUECKERT
   ----------------------------------           -------------------------------

Name JEFFREY S. HARTIGAN                     Name ROBERT O. RUECKERT
    ---------------------------------             -----------------------------

Title PARTNER                                Title VICE PRESIDENT AND
      -------------------------------              CHIEF INFORMATION OFFICER
                                                   ----------------------------

DATE  11/3/00                                DATE  11/3/00
      -------------------------------              ----------------------------



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